Exhibit 10.9
WORKING CAPITAL LOAN AGREEMENT

As of March 1, 2022
Ares Acquisition Corporation (the “Company”) promises to pay to the order of Ares Acquisition Holdings LP or its successors or assigns (the “Sponsor”) the principal sum of up to Two Million Five Hundred Thousand Dollars ($2,500,000) in lawful money of the United States of America, on the terms and conditions described below.
1.    Principal. The principal balance of this working capital loan agreement (this “Agreement”) shall be repayable on the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). Sponsor understands that if a Business Combination is not consummated, this Agreement will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with its initial public offering.
2. Interest. No interest shall accrue on the unpaid principal balance of this Agreement.
3. Advances; Procedures for Borrowing. Subject to the terms and conditions of this Agreement, the Sponsor shall make a cash advance (or advances) (each such advance, an “Advance”) not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate. To obtain an Advance, the Company shall notify Sponsor by electronic mail or by telephone by 12:00 p.m. Pacific time on any date on which an Advance is requested to be made, which shall be a business day. Together with any such notification, the Company shall deliver to Sponsor by electronic mail a completed Loan Advance Form, attached hereto Exhibit A, and executed by an authorized signer of the Company or his or her designee.
4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Agreement, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Agreement.
5. Events of Default. The following shall constitute Events of Default:
(a)   Failure to Make Required Payments. Failure by the Company to pay the principal of this Agreement within five (5) business days following the date when due.
(b)    Voluntary Bankruptcy, Etc. The commencement by the Company of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Company generally to pay its debts as such debts become due, or the taking of corporate action by the Company in furtherance of any of the foregoing.
(c)   Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6. Remedies.
(a)    Upon the occurrence of an Event of Default specified in Section 5(a), the Sponsor may, by written notice to the Company, declare this Agreement to be due and payable, whereupon the principal amount of this Agreement, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.
(b)    Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of, and all other sums payable with regard to, this Agreement shall automatically and immediately become due and payable, in all cases without any action on the part of the Sponsor.
7. Conversion. Upon consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert up to One Million Five Hundred Thousand Dollars ($1,500,000), in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, at the option of the Sponsor, into Private Placement Warrants (as defined in that certain Warrant Agreement, dated February 1, 2021, by and between the Company and Continental Stock Transfer & Trust Company), at a price of $1.50 per Private Placement Warrant. As promptly after notice by Sponsor to the Company to convert the principal balance of this Agreement, which must be made at least 24 hours prior to the consummation of the Business Combination, as reasonably practicable and after Sponsor’s surrender of this Agreement, the Company shall have issued and delivered to Sponsor, without any charge to Sponsor, a warrant certificate or certificates (issued in the name(s) requested by Sponsor), or made appropriate book-entry notation on the books and records of the Company, for the number of Warrants of the Company issuable upon the conversion of this Agreement.
8. Tax Treatment. For U.S. federal income tax and all other applicable tax purposes, the Company and the Sponsor agree to treat this Agreement (and any entitlement that arises thereunder, including in respect of an Advance) as an equity interest in the Company, and shall take no contrary position on any tax return or before any taxing authority unless otherwise required by applicable law. The Company and the Sponsor shall reasonably cooperate to structure (i) any conversion of this Agreement into Private Placement Warrants in connection with a Business Combination pursuant to Section 7 and (ii) any forgiveness or elimination of this Agreement pursuant to Section 1 in a manner that is tax-efficient for the Company and the Sponsor, taking into account the terms of any Business Combination. The Company will provide the Sponsor with information reasonably requested by the Sponsor to make and maintain a “qualified electing fund” election with respect to this Agreement, and any other information reasonably requested by the Sponsor for any tax compliance purpose.
9. Waivers. The Company and all endorsers and guarantors of, and sureties for, this Agreement waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Agreement, all errors, defects and imperfections in any proceedings instituted by Sponsor under the terms of this Agreement, and all benefits that might accrue to the Company by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Company agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Sponsor.
10. Liability. Sponsor acknowledges that Company’s liability under this Agreement is a conditional liability that is not payable unless the Company consummates a Business Combination. The Company hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Agreement, and agrees that its conditional liability shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Sponsor, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Sponsor with respect to the payment or other provisions of this Agreement, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.
11. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to the Company:

Ares Acquisition Corporation
c/o Ares Management LLC
245 Park Avenue, 44th Floor
New York, New York 10167
If to the Sponsor:

Ares Acquisition Holdings LP
c/o Ares Management LLC
245 Park Avenue, 44th Floor
New York, New York 10167

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

12. Trust Waiver. Notwithstanding anything herein to the contrary, the Sponsor hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account established in which proceeds of the Company’s initial public offering of securities (“IPO”) (including the deferred underwriters discounts and commissions) and proceeds of the sale of the warrants issued in a private placement which occurred in connection with the consummation of the IPO are deposited, as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.
13. Construction. This Agreement shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

14. Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this Agreement to be duly executed by its Chief Financial Officer the day and year first above written.

Ares Acquisition Corporation

By:	/s/ David B. Kaplan
Name:	David B. Kaplan
Title:	Chief Executive Officer and Co-Chairman

Agreed and Acknowledged:

Ares Acquisition Holdings LP

By:	/s/ Anton Feingold
	Name:	Anton Feingold
	Title:	Authorized Signatory